Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” within the Prospectus and “Management of the Fund – Independent Registered Public Accounting Firm” within the Statement of Additional Information, and to the use of our report dated December 21, 2012 with respect to Williams Capital Government Money Market Fund for the fiscal year ended October 31, 2012, which is incorporated by reference in Post-Effective Amendment No. 21 and Amendment No. 22 to the Registration Statement on Form N-1A (Nos. 333-98485 and 811-21186, respectively) of Williams Capital Management Trust.

ERNST & YOUNG LLP

New York, New York
February 25, 2013